Exhibit 99.1

Wolfspeed Receives $698.6 Million in Section 48D Cash Tax Refunds from IRS
Strengthens Liquidity Position Amidst Execution of Long-Term Strategic Plan to Capitalize in Key Growing Segments Including AI Data Centers, Aerospace and Defense and Industrial and Energy

DURHAM, N.C. December 1, 2025 -- Wolfspeed, Inc. (NYSE: WOLF), a global leader in silicon carbide technology and production, today announced that it has received $698.6 million in cash tax refunds from the Internal Revenue Service (IRS) from the Advanced Manufacturing Investment Credit (AMIC) under Section 48D of the Internal Revenue Code. The refund represents a significant step in the monetization of the approximately $1 billion of Section 48D cash tax refunds accrued from the AMIC. In fiscal 2025, the Company received $186.5 million in cash tax refunds related to its fiscal 2023 and fiscal 2024 federal tax filings.

Following receipt of these funds, Wolfspeed’s cash balance is approximately $1.5 billion, positioning the Company with enhanced financial flexibility as it advances the ramp of its 200mm silicon carbide manufacturing footprint. The company continues to focus on diversifying its power device revenue into key growing segments, including AI data centers, aerospace and defense, and industrial and energy, in addition to continuing to support the electric vehicle (EV) market.

“This substantial cash infusion further strengthens our liquidity position at a critical phase in Wolfspeed’s strategic evolution,” said Wolfspeed CFO, Gregor Van Issum. “It provides us with the financial agility to support long-term growth, manage our capital structure responsibly, and continue driving innovation across the silicon carbide value chain for our customers.”

Over the past several years, Wolfspeed has made significant investments to establish a vertically integrated, U.S.-based, and highly resilient supply chain for silicon carbide materials and power devices. Section 48D support has helped accelerate the Company’s transition from 150mm (6-inch) to 200mm (8-inch) wafer technology, a critical next-generation platform for increasing efficiency and expanding global adoption of silicon carbide. With decades of experience working with this complex material, Wolfspeed is uniquely positioned to meet the accelerating demand for silicon carbide as more sectors look to electrify operations and improve energy efficiency.

As per the agreement with the senior secured lenders, the Company plans to allocate $192.2 million of the refund toward retiring approximately $175 million of outstanding debt, with the remaining funds for general corporate purposes.

About Wolfspeed, Inc.
Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.TM

Learn more at www.wolfspeed.com.

Forward-Looking Statements
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about Wolfspeed’s strategic plans, priorities, growth opportunities, and ability to achieve profitability. Actual results could differ materially due to factors detailed in Wolfspeed’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent SEC filings. These forward-looking statements represent Wolfspeed’s judgment as of the date of this release. Except as required under U.S. federal securities laws, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release.

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